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                                                                  Exhibit (d)1.4

                                LETTER AGREEMENT

Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Advisory Agreement between Frank Russell Investment Company ("FRIC") and Frank Russell Investment Management Company ("FRIMCo") dated January 1, 1999 ("Advisory Agreement"). FRIC advises you that it is creating one new fund to be named the Russell Multi-Manager Principal Protected Fund and that the Fund desires FRIMCo to provide advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement.

Section 6A of the Advisory Agreement is hereby amended to include the Fund with an annual advisory fee as follows: during the Offering Period, the Fund will pay no advisory fees; during the Guarantee and Post Guarantee Periods, 0.88% of the Fund's average daily net assets, each payable as set forth in that Section; provided however, that if, at any time during the Guarantee Period, 100% of the Fund's assets are invested in the Fixed Income Portfolio or the Defeasance Portfolio (each as defined in Exhibit A attached hereto), FRIMCo will waive a portion of its fee up to 0.55% of average daily net assets of the Fund in respect of assets of the Fund that are invested in the Defeasance Portfolio or for any full day during which the Equity Portfolio (as defined in Exhibit A attached hereto) constitutes zero (0) per cent of the assets of the Fund.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:_____________________________________
   Mark E. Swanson
   Treasurer

Accepted this ___ day of __________, 2002

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

By:_____________________________________
     Leonard P. Brennan
     President

Frank Russell Company agrees to provide consulting services without charge to FRIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

                             FRANK RUSSELL COMPANY

                             By:_________________________________
                                Michael J. Phillips, President